Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2015, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of NorthStar Realty Finance Corp. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of NorthStar Realty Finance Corp. on Forms S-3 (File No. 333-197435, File No. 333-190532, File No. 333-186743, File No. 333-179646 and File No. 333-146679) and on Forms S-8 (File No. 333-189016 and File No. 333-182067).

/s/ GRANT THORNTON LLP
New York, New York
March 2, 2015